Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Crafts, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-136868, No. 333-183298 and No. 333-200037 on Form S-8 of Crown Crafts, Inc. and subsidiaries of our report dated June 9, 2016, with respect to the consolidated balance sheets of Crown Crafts, Inc. and subsidiaries as of April 3, 2016 and March 29, 2015 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years then ended, and the related financial statement schedule, which report appears in the April 3, 2016 annual report on Form 10-K of Crown Crafts, Inc. and subsidiaries.

/s/ KPMG LLP

Baton Rouge, Louisiana

June 9, 2016